EXHIBIT 23.1



                    ACCOUNTANTS' CONSENT

      We consent to the incorporation by reference in the registration statements (No. 33-15894, No. 33-15895, and No. 333-103467) on Form S-8 of Werner Enterprises, Inc. of our report dated January 22, 2003, with respect to the consolidated balance sheets of Werner Enterprises, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Werner Enterprises, Inc.

                                             KPMG LLP

Omaha, Nebraska
February 28, 2003